Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made and entered into as of April 23, 2018, by and between Chloe Ox Holdings, LLC, a Delaware limited liability company (the “Company”), and Bradford Kyle Armbrester (the “Executive”).

RECITALS

WHEREAS, the Company wishes to employ the Executive;

WHEREAS, the Company and the Executive wish to set forth the terms and conditions of Executive’s employment.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1. Employment.

(a) Term. The period of time between the date the Executive commences employment with the Company (the “Start Date”) and the termination of the Executive’s employment hereunder shall be referred to herein as the “Term.” The Start Date shall be no later than June 18, 2018. In the event the Start Date does not occur for any reason, this Agreement shall have no legal force or effect whatsoever.

(b) Position. The Executive shall be employed by the Company as the Chief Executive Officer (the “CEO”) of the Company, and shall report directly to the Company’s Board of Directors (“Board”). The Executive shall be a member of the Board for as long as he shall continue to serve as the Company’s CEO.

(c) Duties. As the CEO of the Company, the Executive shall be the most senior executive of the Company, with authority for oversight and direction of its business and performing such other duties, authorities and responsibilities as may reasonably be assigned to the Executive by the Board that are not inconsistent with the Executive’s position as CEO. The Executive shall report directly to the Board. The Executive’s principal place of employment with the Company shall be in Dallas, provided that the Executive understands and agrees that the Executive may be required to travel from time to time for business purposes.

(d) Best Efforts/Exclusivity.

(i) During the Term, the Executive shall devote the Executive’s full business time and best efforts, business judgment, skill and knowledge to the advancement of the business and interests of Company and to the discharge of the Executive’s duties and responsibilities for Company. The Executive shall not engage in any activity that materially conflicts or interferes with the Executive’s duties and responsibilities hereunder; except that nothing herein shall preclude the Executive from (i) serving as a member of the board of directors or advisory boards of charitable and civic organizations (or other entities with the prior written consent of the Board), (ii) serving as a member of the board of directors of PAREXEL International Corp. and as a member of the board of directors of one additional public or private corporation, subject to the approval of the Board, and (iii) managing the Executive’s and his family’s passive personal investments, so long as such activities listed in clauses (i)-(iii) do not materially interfere or conflict with his obligations to the Company.

(ii) The Executive agrees that the Executive will not knowingly take any action prejudicial to Company or its interests. The Executive acknowledges and understands that the Executive shall not be authorized to enter, and is hereby prohibited from entering, into any contractual arrangement to the extent prohibited by applicable Company policies. The Executive represents that the execution of this Agreement, and the performance of the Executive’s obligations hereunder, do not and will not violate or conflict with the provisions of any other agreement to which the Executive is a party or to which the Executive is bound.

2. Compensation and Benefits.

(a) Base Salary. During the Term, the Company shall pay the Executive a salary at the annual rate of no less than $600,000 (such salary, as the same may be increased, but not decreased, from time to time, is referred to as the “Base Salary”), payable in accordance with the payroll practices of the Company. The Executive’s Base Salary shall be subject to annual review by the Board (or committee thereof).

(b) Bonus Opportunity. During the Term, the Executive shall have the opportunity to earn an annual performance based bonus (the “Annual Bonus”) based on a target bonus opportunity (“Target Bonus”) of one hundred percent (100%) of the Executive’s Base Salary and a maximum bonus opportunity of two hundred percent (200%) of the Executive Base Salary, pro-rated to properly reflect the Executive’s employment during the 2018 calendar year, upon the attainment of one more pre- established performance goals established by the Board (or committee thereof) in its sole discretion for each calendar year during the Term, beginning with calendar year 2018. The Board shall determine in good faith the extent to which the Executive shall have satisfied the pre-established performance goals to earn the Annual Bonus for any calendar year and, based upon such determination, the actual amount of each year’s Annual Bonus. The Annual Bonus shall be payable at the time designated by the Board (or committee thereof), subject to Executive’s continued employment with the Company through the date of payment (except as provided in Section 3(b)(B) below).

(c) Equity. On or within thirty (30) days following the Start Date, the Executive shall receive a grant of equity-based compensation in the form of non-voting incentive equity interest grant with respect to the Company, intended to qualify as “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 (the “Incentive Units”), of which approximately 48% will vest in quarterly installments during the four-year period following the Start Date, an additional approximately 24% will vest based on achievement of 2.0x multiple of invested capital achieved by the NM Members (as defined in the operating agreement of the Company), and the remaining approximately 28% will vest based on achievement of 3.0x multiple of invested capital achieved by the NM Members, in each case subject to the Executive’s continued employment through the applicable vesting date. The terms and conditions that shall be documented in a corresponding Incentive Unit award agreement (the “Incentive Unit Award and Contribution Agreement”) between the Company and the Executive.

(d) Vacation/PTO. During the Term, Executive shall be entitled to paid holidays and paid annual vacation (of not less than four weeks per calendar year) in accordance with Company policy for senior executives approved by the Board, as may be in effect from time to time.

(e) Employee Benefits. During the Term, subject to the Executive’s payment of any contribution required of executive employees generally, the Executive will be eligible to participate under this Agreement in any and all employee benefit plans made generally available to other executive employees of Company, as in effect from time to time, except to the extent such plans are duplicative of a category of benefits otherwise provided to the Executive under this Agreement. It is understood by Executive that the terms of such plans may change from time to time, at the sole discretion of the Company. Such participation by the Executive shall be subject to: (i) the terms and conditions of the applicable plan documents; (ii) generally applicable policies of Company; and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan.

(f) Relocation. The Company shall pay reasonable relocation expenses up to $75,000 related to the Executive’s relocation to the Dallas area.

(g) Expense Reimbursement. During the Term, the Company shall reimburse the Executive, in accordance with the policies and practices of the Company in effect from time to time and in a manner consistent with Section 4(c), for all reasonable business expenses and other disbursements incurred by him for or on behalf of the Company in connection with the performance of his duties hereunder, including expenses for travel and airfare as are customary for the other senior executives of the Company, entertainment, lodging and similar items, upon presentation by the Executive to the Company of appropriate documentation thereof in accordance with the policies and practices of the Company in effect from time to time, but in no event later than sixty (60) days following submission of such documentation by the Executive.

(h) Signing Bonus Amount. The Company shall pay to the Executive a one- time lump sum cash payment equal to $2,000,000 (the “Signing Bonus”) after the Start Date (on a date in its discretion but no later than 90 days after the Start Date).

(i) Attorney’s Fees. The Company will pay to the Executive’s counsel the actual fees and expenses incurred in connection with the drafting and negotiation of this Agreement and review of the Incentive Unit Award and Contribution Agreement and related operating agreements, in an amount of up to $27,500, upon receipt of a letter from counsel that the Executive has incurred at least the amount sought, and with payment to be made within ten (10) days after receipt of the letter.

3. Termination of Employment.

(a) General. The Executive’s employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by reason of a Disability (as defined below), (iii) a termination by the Company with or without Cause (as defined below), and (iv) a termination by the Executive with or without Good Reason (as defined below).

(b) Death or Disability. The Executive’s employment shall terminate automatically upon his death. The Company may terminate the Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon the Executive’s receipt of written notice of such termination. In the event the Executive’s employment is terminated due to his death or Disability, the Executive or his estate or his beneficiaries, as the case may be, shall be entitled to: (A) all accrued but unpaid Base Salary and accrued but unpaid vacation through the date of termination of the Executive’s employment hereunder (unless the Company’s policies do not track or limit such vacation at any point during the year of termination and the preceding year); (B) to the extent earned, and if not yet paid, the Annual Bonus for the previous calendar year (the “Prior Year’s Bonus”); (C) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 2(f) hereof to the extent incurred prior to termination of employment; and (D) any benefits provided under the Company’s employee benefit plans, in accordance with the terms therein (items A through D collectively, the “Accrued Obligations”).

For purposes of this Agreement, “Disability” shall mean any physical or mental disability or infirmity that has at the time of termination already rendered the Executive incapable, with reasonable accommodation, of performing his usual and customary duties as set forth herein for a period of one hundred eighty (180) days during any twelve (12) month period. Any question as to the existence or extent of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by the Executive or the Executive’s representatives (which approval shall not be unreasonably withheld or delayed).

Except as set forth in this Section 3(b), following the Executive’s termination of employment by reason of death or Disability, the Executive shall have no further rights to any compensation or benefits under this Agreement.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause upon written notice to the Executive. Such written notice shall specify in reasonable detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. For purposes of this Agreement, “Cause” shall mean: (A) the Executive’s commission of acts constituting, conviction of, or a plea of guilty or nolo contendere to, a (i) felony or (ii) any crime of moral turpitude likely to result in material harm to the Company; (B) the Executive’s embezzlement, breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses; (C) the Executive’s continued failure to perform the material duties of his position (other than as a result of a Disability) (provided that, for avoidance of doubt, underperformance by the Executive or failure to satisfy financial performance or company-wide targets established by the Board shall not constitute Cause); (D) the Executive’s dishonesty, willful misconduct, or illegal conduct relating to the affairs of the Company or any of its affiliates or customers; or (E) the Executive’s breach of a material provision of this Agreement or other agreement entered into with the Company or a Subsidiary following the date hereof or any other material violation of Company policy if such breach or violation is likely to result in material harm to the Company. With respect to clauses (B), (C), (D), and (E) above, the Company shall provide thirty (30) days written notice to the Executive of its intent to terminate for Cause, and during such thirty (30) day period the Executive shall have a right to cure (if curable). If not cured within such period (as determined in the Board’s reasonable judgment), the termination of Executive’s employment will be effective upon the date immediately following the expiration of such notice period. Notwithstanding anything to the contrary contained herein, the Executive’s right to cure as set forth in this Section 3(c) shall not apply if there are habitual or repeated breaches by the Executive.

If the Company terminates the Executive’s employment for Cause, he shall be entitled only to the Accrued Obligations other than the Prior Year’s Bonus. Following such termination of the Executive’s employment for Cause, except as set forth in this Section 3(c), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause. In the event Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), the Executive shall be entitled to:

(i) the Accrued Obligations;

(ii) an amount equal to the sum of the Executive’s then Base Salary and the Target Annual Bonus for the year of termination, payable 50% immediately following the effective date of the Release and the remaining 50% in equal installments in accordance with the payroll practices of the Company, but in no event less frequently than monthly, for a period equal to twelve (12) months; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 4 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(iii) payment of Executive’s Annual Bonus for the current calendar year, pro rata for the year in which the Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other executives of the Company; and

(iv) subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s continued compliance with the obligations in Sections 3(g) and 5 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for eighteen (18) months at the Company’s expense, provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 3(d)(iv) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such payment of premiums by the Company with respect to continuation of coverage by the Company under this Section 3(d)(iv) shall immediately cease.

If the termination without Cause or resignation with Good Reason occurs within ninety (90) days before the closing of a Company Sale (as defined in the Limited Liability Company Agreement of the Company) or at any time after a Company Sale, COBRA premiums shall be paid as provided above and the severance amount payable pursuant to this Section 3(d) will be equal to 150% of the sum of the Executive’s then Base Salary and the Target Annual Bonus for the year of termination, payable (x) if the Company Sale has already occurred, 50% immediately following the effective date of the Release and the remaining 50% in equal installments in accordance with the payroll practices of the Company over twelve (12) months, but in no event less frequently than monthly and (y) if the Company Sale has not already occurred, the same amount as in the preceding paragraph, with the incremental amount of the 150% paid ratably over any installments that remain after the Company Sale. Notwithstanding the foregoing provisions of this paragraph, if the Company Sale is a change in control event for purposes of Treas. Reg. Section 1.409A-3(i)(5) and the termination of employment or resignation occurs on or before the second anniversary of the closing of the Company Sale, any amounts unpaid as of the last to occur of the closing of the Company Sale, the separation from service, or the effectiveness of the Release shall be paid in a single lump sum within ten (10) days following such last to occur. If the triggering event is a resignation for Good Reason as a result of a material reduction in Base Salary or Target Bonus, the values for each before such reduction will be used for this Section 3(d).

Following such termination of the Executive’s employment by the Company without Cause, except as set forth in this Section 3(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by the Executive with Good Reason. The Executive may terminate his employment with Good Reason by providing the Company forty (40) days written notice setting forth with reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within ninety (90) days of the occurrence of such event or, if based on multiple events, the last of such events to occur. During such forty (40) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination will be effective upon the date immediately following the expiration of the forty (40) day notice period. In the event of the Executive’s termination for Good Reason, the Executive shall be entitled to the same payments and other benefits as provided in Sections 3(d)(i) through (iv) above for a termination without Cause. Following such termination of the Executive’s employment by the Executive with Good Reason, except as set forth in this Section 3(e), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following events: (A) a material diminution in the Executive’s duties, authorities, and responsibilities that is inconsistent with the Executive’s position as described herein; (B) the Executive’s removal from the position as CEO or being required to report other than exclusively to the Board; (C) a material reduction by the Company in the Executive’s Base Salary or Target Bonus opportunity; (D) the relocation of the Executive’s principal place of employment to a location that is other than in Dallas, Boston, or Washington, D.C. metropolitan areas; or (E) the Company’s breach of any other material provision of this Agreement.

(f) Termination by the Executive without Good Reason. The Executive may terminate his employment without Good Reason at any time, by providing the Company thirty (30) days written notice of such termination. In the event of the termination of employment by Executive without Good Reason, the Executive shall be entitled only to the Accrued Obligations other than the Prior Year’s Bonus.

Following such termination of employment without Good Reason, except as set forth in this Section 3(f), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Release. Notwithstanding any provision herein to the contrary, the payment of any and all amounts or provision of any and all benefits pursuant to this Section 3 (other than the Accrued Obligations), shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company (the “Release”) substantially in the form attached hereto as Exhibit I (or as otherwise agreed by the Executive and the Company), and subject to continued material compliance with Section 5 hereof, provided that the Release must become effective against the Executive and irrevocable no later than sixty (60) days after the termination of employment provided, however, that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 4 hereof) and if such sixty (60) day period begins in one calendar year and ends in a second calendar year, then any and all benefits pursuant to this Section 3 that are nonqualified deferred compensation shall not commence until the second of such two calendar years (regardless of whether Executive delivers the required Release in the first calendar year or in the second calendar year).

4. Compliance with Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A (other than any tax, interest, or penalty imposed as a result of the Company’s breach of this Agreement).

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 4(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

5. Restrictive Covenants and Representations.

(a) Confidential Information; Intellectual Property.

(i) The Executive will not at any time, whether during or after the Term, (A) retain or use for the benefit, purposes or account of the Executive or any other person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside of the Company (other than Executive’s professional advisers who are bound by confidentiality obligations or otherwise in performance of the Executive’s duties during the Executive’s employment and/or service with the Company and/or its affiliates and/or subsidiaries and pursuant to customary industry practice), any non-public, proprietary or confidential information, including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, in each case, concerning the past, current or future business, activities and operations of the Company or any of its affiliates or subsidiaries and/or any third party that has disclosed or provided any of same to the Company or any of its subsidiaries or affiliates on a confidential basis (“Confidential Information”), without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive’s breach of this or any other confidentiality covenant; (B) made legitimately available to the Executive by a third party without breach of any confidentiality obligation of which the Executive has knowledge; or (C) required by law to be disclosed; provided that with respect to subsection (C), the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, the Executive will not disclose to anyone, other than the Executive’s family (it being understood that, in this Section 5, the term “family” refers to the Executive, the Executive’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of this Section 5. This Section 5(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) Upon termination of the Term for any or no reason, the Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company; and (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(v) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Section 5 is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(b) Non-Competition/Non-Solicitation.

(i) During the Term and for a period of eighteen (18) months following the date on which the Executive ceases to be employed by or provide services to the Company (the “Restricted Period”), the Executive agrees not to, and shall cause Executive’s affiliates not to, either alone or in conjunction with the Executive’s affiliates, directly or indirectly own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business area or service offering in which the Company is currently engaged or in which the Company has plans to engage, including for the avoidance of doubt home health risk assessment and care management services (the “Restricted Business”) in the United States. Notwithstanding the foregoing, the Executive may directly or indirectly own, solely as an investment, securities of any person traded on any national securities exchange, provided that Seller is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person. The Company agrees (i) that the Executive may be employed by or provide services to an entity that has a business unit in the Restricted Business provided that he does not provide any services to the business unit, or in any way related to the Restricted Business and complies with his obligations with respect to the Company’s Confidential Information, and solely to the extent and during such time the revenues generated with respect to the Restricted Business do not represent more than 17.5% of such entity’s total revenue and (ii) the Executive may become employed by or provide services to any private equity fund, hedge fund, or other investment vehicle that invests in or holds a position in a Restricted Business, provided that his services to such investment vehicle or its managers or advisors do not involve investment or management decisions with respect to the Company or any of such investment vehicle’s portfolio companies engaged in the Restricted Business and he does not use any of the Company’s Confidential Information. The Company agrees that the Executive shall not be subject to any noncompetition or nonsolicitation agreements that are of greater scope or longer duration than is specified in this Agreement, whether as a condition of the Incentive Units or otherwise.

(ii) During the Restricted Period the Executive agrees not to, and shall cause the Executive’s affiliates not to, either alone or in conjunction with the Executive’s affiliates, directly or indirectly induce or attempt to induce any C-level executive officer of the Company or any of its subsidiaries (each, a “Senior Restricted Employee”) or any employee, independent contractors, customers, suppliers or other business suppliers of the Company or any of its subsidiaries that is not a Senior Restricted Employee (each, a “Restricted Party”) to leave the employ or service of the Company or any of its subsidiaries, hire any Senior Restricted Employee or Restricted Party, or in any way interfere with the employee relationship between the Company or any of its subsidiaries and any such Senior Restricted Employee or Restricted Party.

(iii) The Executive acknowledges and agrees that the length of the covenants set forth in this Section 5(b) are reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of the Company and their respective subsidiaries.

(c) Intellectual Property.

(i) If the Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with one or more third parties, at any time during the Executive’s Term and within the scope of such employment and/or service with the use of any resources of the Company (collectively, “Company Works”), the Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all of the Executive’s right, title, and interest therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. If the Executive creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Works, the Executive will keep and maintain same. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(ii) The Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.

(iii) The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to the Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

(iv) The provisions of Section 5(c) hereof shall survive the termination of the Executive’s Term for any or no reason.

(d) Whistleblower Protection. Notwithstanding anything to the contrary contained in this Agreement (including Section 5), no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive shall not be not required to notify the Company that such reports or disclosures have been made.

(e) Blue Pencil. It is the desire and intent of the parties that the provisions of this Section 5 shall be enforced to the fullest extent permissible under the laws and policies in the jurisdiction in which enforcement is sought. Accordingly, if any particular provision or clause of this Section 5 shall be adjudicated to be invalid or unenforceable, then such provision or clause shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable.

(f) Equitable Relief and Other Remedies. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 of this Agreement would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a material violation by the Executive of Section 5(a) or (b) of this Agreement hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and in the event of an arbitration or final court determination that the Executive has materially violated Sections 5(a) or (b) any severance previously paid to the Executive shall be immediately repaid to the Company.

(g) Return of Property. Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily (and in all events within five (5) days of the Executive’s date of termination), and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access, including but not limited to, any office or communications equipment (e.g., laptop, cellular phone, etc.) that he has or has been using, and any business or business-related files that he has in his possession. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property or Confidential Information, and shall remove from any personal computing or communications equipment all information relating to the Company.

(h) Non-Disparagement. The Executive agrees that he will not disparage the Company, its subsidiaries and parents, and their respective directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement. The Board agrees not to (and shall instruct the Company’s executive officers not to), directly or indirectly, disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation. The foregoing limitation on either party shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Executive or the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(i) Cooperation. During the Term and for twelve (12) months thereafter, the Executive shall cooperate with the Company and its parents, subsidiaries and affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of the Executive’s duties and responsibilities to the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into the Executive’s possession during the Term) (collectively, the “Claims”). The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or any of its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or any of its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 5(i). In addition, following the expiration of the Severance Period, or if the Executive is not eligible for severance payments under this Agreement, the Company shall compensate the Executive for cooperation provided pursuant to this Section 5(i) after his employment ends at an hourly rate equal to his last annual base salary rate divided by two thousand (2,000) for all hours spent in activities, including reasonable travel, requested by the Company in accordance with this Section 5(i).

(j) Executive Representations. The Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder. In addition, the Executive has disclosed to the Company all restraints, confidentiality commitments and other employment restrictions that he has with any other employer, person or entity. The Executive covenants that in connection with his provision of services to the Company, the Executive shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

(k) Tolling. In the event of any violation of the provisions of this Section 5, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 5 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

6. Resignation as an Officer and Director. Upon any termination of Executive’s employment, Executive shall be deemed to have resigned, to the extent applicable, if any, as an officer of the Company and any of its affiliates, a member of the board of directors of any of the Company’s Affiliates and as a fiduciary of any Company or affiliate benefit plan. On or immediately following the date of any termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

7. Survival. The respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations, including, without limitation, Section 8 of this Agreement.

8. Indemnification; Liability Insurance. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the fullest extent permitted by law and to the extent provided under the operating agreement of the Company against all expenses (including reasonable attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection with the Executive’s performance of the Executive’s duties and obligations with the Company or at the Board’s direction or because he is an officer or director of the Company or any of its affiliates. The Company shall maintain, at its expense, directors’ and officers’ liability insurance that shall cover the Executive both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

9. Assignment. This Agreement may be assigned, without the consent of the Executive, by the Company to any person, partnership, corporation or other entity that has purchased all or substantially all of the assets of the Company, provided such assignee assumes any and all of the liabilities of the Company hereunder. The duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

10. Entire Agreement. This Agreement and the Incentive Unit Award and Contribution Agreement set forth the entire understanding between the parties hereto with respect to the subject matter hereof and this Agreement cannot be changed, modified, extended or terminated except upon written amendment approved by the Company and by the Executive.

11. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

12. Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Executive’s death by giving the Employer written notice thereof. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

13. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

14. Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, to the Executive at his home address as reflected on the records of the Company, or, in the case of the Company, to New Mountain, L.L.C; 787 7th Avenue, Floor 49; New York, NY 10019; Attention Vignesh Aier and Kyle Peterson, or to such other address as the Company shall notify Executive and shall be treated as provided when delivered personally, three business days after mailing, or the next business day after receipt by the overnight carrier.

15. Governing Law/Jurisdiction, Venue and Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Except as noted below, all disputes arising under this Agreement, including whether the dispute is arbitrable, shall be resolved exclusively through final and binding arbitration in Dover, Delaware (or at such other location to which the Company and the Executive mutually agree) in accordance with the Employment Rules of the American Arbitration Association then in effect and the Federal Arbitration Act, 9 U.S.C. §1 et seq. The party prevailing on the primary or most material claim adjudicated by the arbitrator shall be awarded reasonable attorneys’ fees and costs. Neither party may invoke arbitration until after it has given the other party written notice of the breach or default and a ten day period to cure such breach or default, if curable. The parties will in good faith attempt to settle any disputes through mediation or otherwise before initiating an arbitration hearing. The Company shall pay the arbitration filing fees and related costs, and the arbitrator’s fees and costs, for any dispute described in this section. The Parties may elect to bring suit, rather than arbitration, solely with respect to Sections 5(a), 5(b) and 5(h) of this Agreement. Any such action or suit shall be commenced only in state court in Delaware (or if appropriate, the District Federal Court within the State of Delaware), and the Company and the Executive each consent to the jurisdiction of such a court. The parties hereto each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties hereto may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

(b) The Executive and the Company (i) agree that service of process in any such claim, demand, action, proceeding or cause of action arising under this Agreement may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of the Executive, at the Executive’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel and (ii) agree that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

16. Offset and Mitigation. No payments due the Executive hereunder shall be subject to any offset for obligations owed by Executive to the Company or its affiliates (except as required by applicable law), other than any obligations in the nature of indebtedness. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

18. Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Bradford Kyle Armbrester
Bradford Kyle Armbrester

CHLOE OX HOLDINGS, LLC

By:	/s/ Vignesh Aier
Name:	Vignesh Aier
Its:	President

Exhibit I

Form of Release

I, Bradford Kyle Armbrester, in consideration of and subject to the performance by Chloe Ox Holdings, LLC, a Delaware limited liability company (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of April 22, 2018 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 3 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 3 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 5 and 6 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that Sections 3 through 19 of the Agreement shall survive my execution of this General Release.

12. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.

I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

22